Exhibit 10.3

CALIBURN HOLDINGS LLC

FORM OF THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF             , 2018

THE INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CALIBURN HOLDINGS LLC

A Delaware Limited Liability Company

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is adopted, executed and entered into effective as of              , 2018, by and among Caliburn Holdings LLC, a Delaware limited liability company (the “Company”), and the Members. This Agreement supersedes any and all previous limited liability company agreements of the Company.

BACKGROUND

WHEREAS, the Company was formed as a Delaware limited liability company upon the execution and filing of the certificate with the Delaware Secretary of State on October 27, 2017;

WHEREAS, pursuant to the Certificate, the Company’s initial name was “Janus Holdco LLC”;

WHEREAS, Intermediate Janus Holdings LLC, the initial sole member of the Company, entered into that certain Limited Liability Company Agreement, dated as of October 27, 2017 (the “Initial LLC Agreement”), to set forth in writing its rights and obligations with respect to the Company;

WHEREAS, on December 15, 2017, the Members adopted and approved the Amended and Restated Limited Liability Company Agreement in order to incorporate certain amendments to the Initial LLC Agreement (the “A&R LLC Agreement”);

WHEREAS, the Company’s name was changed from “Janus Holdco LLC” to “Caliburn Holdings LLC” upon the filing of a Certificate of Amendment to the Certificate with the Secretary of State of the State of Delaware on June 26, 2018;

WHEREAS, on August 14, 2018, the Board of Directors of the Company and Members adopted and approved the Second Amended and Restated Limited Liability Company Agreement in order to incorporate certain amendments to the A&R LLC Agreement (the “Second A&R LLC Agreement”); and

WHEREAS, in order to facilitate an initial public offering by Caliburn International Corporation, a corporation organized and existing under the laws of the State of Delaware ( “Caliburn”), the Members that are parties hereto now wish to amend and restate the Second A&R LLC Agreement in its entirety to set forth in full the terms and conditions of their agreement regarding the ownership and operation of the Company.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, hereby intending to be legally bound, agree as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth on Exhibit A attached hereto and made a part hereof.

Section 1.2 Formation. The Company was organized as a Delaware limited liability company by the execution and filing of the Certificate on October 27, 2017 with the Secretary of State of the State of Delaware by an authorized person (within the meaning of the Act) under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members are determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than what they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control; it being understood that in no event shall Section 18-210 of the Act (entitled “Contractual Appraisal Rights”) apply or be incorporated into this Agreement.

Section 1.3 Name. The name of the Company shall be “Caliburn Holdings LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 1.4 Purpose. The purpose and business of the Company (“Business”) shall be (i) to acquire and hold, either directly or indirectly, the membership interests and other equity securities of Caliburn and its Subsidiaries and to perform such other obligations and duties as are imposed upon the Company under this Agreement and the other agreements contemplated hereby, (ii) to exercise all rights and powers granted to the Company (whether as a holder, either directly or indirectly, of the membership interests of Caliburn and its Subsidiaries and other equity securities or otherwise) under the constituent documents of Caliburn and its Subsidiaries and the other agreements contemplated thereby and (iii) to engage in any other lawful act or activities incidental or ancillary thereto as the Manager deems necessary or advisable for which limited liability companies may be organized under the Act.

Section 1.5 Term. The term of the Company commenced on the date the Certificate was filed with the Office of the Secretary of State of the State of Delaware and shall continue until dissolution as determined under Section 9.1.

Section 1.6 Principal Place of Business. The principal office of the Company shall be at such place as the Manager may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Manager may designate from time to time.

Section 1.7 Registered Office and Registered Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Manager may designate from time to time in the manner provided by law.

Section 1.8 No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, Manager or officer of the Company shall be deemed to be a partner or joint venturer of any other Member, Manager or officer of the Company by reason of execution, delivery or performance of this Agreement, for any purposes other than as set forth in the next sentence of this Section 1.8. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE II

RIGHTS AND DUTIES OF MEMBERS

Section 2.1 Members.

(a) Names, etc. The existing Members of the Company and their respective Common Units, reflecting the purchases through the date of this Agreement, are set forth on Exhibit B hereto.

(b) Representations and Warranties of Members. Each Member hereby severally represents and warrants to the Company and acknowledges that:

(i) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto;

(ii) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(iii) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof;

(iv) the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with;

(v) the execution, delivery and performance by such Member of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound;

(vi) except as otherwise set forth in any purchase agreement governing such purchase, the determination of such Member to purchase interests in the Company has been made by such Member independently of any other Member and independently of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries that may have been made or given by any other Member or by any agent or employee of any other Member; and

(vii) this Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

Section 2.2 Reorganization. In order to affect the Reorganization, immediately prior to the “effective time” of the Reorganization, the outstanding Class A Units, Class AA Units, Class C Units, Class E Units and Class G Units (each as defined in the Second A&R LLC Agreement) of the Company shall be exchanged by the Existing Members holding such Interests for the number of Common Units set forth next to each Existing Member on Exhibit C hereof. The Manager shall amend Exhibit C from time-to-time to reflect changes in such information.

Section 2.3 Caliburn’s Common Unit Purchases. Following the Reorganization, and simultaneous with the closing of the IPO, Caliburn shall purchase Common Units from the Company at a price per Unit of $             and purchase from the Existing Members an aggregate of

Units pursuant to the terms of the Reorganization Agreement.] Immediately following the consummation of the foregoing transactions, the Common Units held by the Members and their respective Company percentages are set forth on Exhibit C hereto. The parties hereto acknowledge and agree that the purchase(s) from the Company will result in “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

Section 2.4 Number of Votes. Except as otherwise required by the Act, Members holding Common Units shall not be entitled to any voting rights.

Section 2.5 Governance Rights of Members. Only such matters as require Member appraisal pursuant to the Act or as may otherwise be specified herein, shall require the vote of the Members, and in any such event it shall require the vote of Members representing a majority of the Common Units or such other group of members as may be specified herein.

Section 2.6 General. Subject to the foregoing, the Members hereby delegate management of the Company to the Manager on the terms and conditions of ARTICLE III hereof.

Section 2.7 Liability of Members.

(a) Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Member shall be liable only to make such Member’s Capital Contribution to the Company, if any, and the other payments provided expressly herein, if any.

(b) In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article VI and/or Article XI shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

Section 2.8 Meetings of Members and Notice/Action by Written Consent. Meetings of the Members shall be held at such times and upon such terms and conditions as the Manager shall from time to time determine. Any actions required or permitted by this Agreement to be taken by the Members may be taken without a meeting if the action is approved, in a written consent of the Members entitled to vote on such action, by Members holding not less than the minimum number of Units that would be necessary to authorize such action in accordance with the provisions of this Agreement; provided, however, that a copy of any written consent must be sent to all Members as so as practical after the taking of such action by written consent and filed with the records of the Company.

Section 2.9 Power to Bind the Company. No Member, other than the Manager or an authorized officer of the Company, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures on behalf of the Company.

Section 2.10 Certification of Interests. Interests shall not be certificated, unless the Manager shall determine otherwise.

ARTICLE III

MANAGEMENT

Section 3.1 Management; Responsibility.

(a) The Manager shall have all the rights and powers to manage and direct the affairs of the Company, subject to the provisions of the Act and any limitations in the Company’s certificate of formation and this Agreement as to actions required to be authorized or approved by the Members. Without prejudice to such general powers, but subject to the same limitations, the Manager shall have the following powers: (1) to determine the overarching strategy and direct the overall business of the Company; (2) to determine the compensation of the Manager and officers of the Company (including officers employed by Affiliates of the Company); (3) to determine the budget; (4) to establish overall policies and mandate procedures for the conduct, promotion or attainment of the business, purposes or activities of the Company; (5) to oversee the day-to-day business and affairs of the Company and to make such rules and regulations therefor not inconsistent with law or with the Company’s certificate of formation or with this Agreement, as the Manager shall deem to be in the best interests of the Company; (6) to appoint and remove at the Manager’s pleasure the officers, agents, employees and consultants of the Company (including officers employed by Affiliates of the Company), and prescribe their duties; (7) to borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company’s name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor; (8) to acquire real and personal property, arrange financing and enter into contracts; (9) subject to Section 6.2, to determine the amount and timing of any distributions to the Members; and (10) to make all other arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company. It is the intent of the parties hereto that the Manager shall be deemed to be a “manager” of the Company (as defined in Section 18-101(10) of the Act) for all purposes under the Act.

(b) Notwithstanding any other provision of this Agreement (but subject to the last sentence of this Section 3.1(b) and ARTICLE XII of this Agreement), none of the Members or any of their respective Affiliates, members, equity holders, partners, employees, agents, portfolio companies, representatives or other related persons (each, a “Related Person”), shall be liable to the Company or any other Member or person for any breach of any implied duty of loyalty or due care or any other fiduciary duty, other than as a result of any acts or omissions not committed in good faith or that involve intentional misconduct. To the extent that, at law or in equity, any Related Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member or the Manager, (i) the Related Person acting under this Agreement shall not be liable to the Company or to any such other Member or the Manager (if applicable) to the extent such Related Person acted in good faith absent intentional misconduct and in accordance with the provisions of this Agreement and (ii) the Related Person’s duties and liabilities are hereby restricted by and subject in all respects to the provisions of this Agreement. Notwithstanding anything contained herein, the provisions of this Section 3.1(b) shall not apply to any Member or Manager in his capacity as a Manager or an executive officer or employee of the Company.

Section 3.2 Sole Manager. Caliburn shall be the sole Manager of the Company.

Section 3.3 No Resignation. Caliburn may not resign as the Manager of the Company.

Section 3.4 Removal. The Courts of the State of Delaware may remove the Manager for “Cause” at any time upon request of Members holding a majority of the Common Units. For purposes of this provision, “Cause” shall mean:

(a) the continuing failure or refusal of the Manager to perform those material duties that he is required to perform in furtherance of the business of the Company after his receipt of a detailed notice setting forth such failures and a reasonable time period to cure;

(b) the Manager engaging in an activity that is intentionally injurious to the Company;

(c) the Manager committing a fraud against the Company or using or appropriating for personal use or benefit funds or property of the Company when not authorized to do so; or

(d) the Manager committing an act of gross negligence or willful misconduct regarding the business of the Company.

Section 3.5 Vacancies. Any vacancy occurring for any reason in the position of Manager of the Company may be filled by the affirmative vote of holders of a majority of the Common Units. A Manager elected to replace Caliburn (or a successor to such Manager) shall hold office until his earlier resignation or removal.

Section 3.6 Delegation of Authority. The Manager may delegate to one or more employees of the Company, each of whom will serve at the pleasure of the Manager, the authority to carry out the Company’s day-to-day business activities (each of whom in such capacity may be referred to individually in this Agreement as an “officer” and collectively as “officers”). Any authority delegated by the Manager under this section is subject to the limitations contained in this Agreement, nonwaivable provisions of applicable law and the specific authorization given by the Manager; provided, however, that any authorization may be amended, modified, or revoked by a vote of the Manager at any time. For convenience of reference, the Manager may designate officers of the Company including, without limitation, chairman of the board, chief executive officer, president, chief operating officer, chief financial officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer. Such officers shall have the duties assigned by the Manager.

Section 3.7 Written Action of Manager. The Manager shall not be required to hold meetings and may take actions in writing.

Section 3.8 Liability of Manager. The Manager shall not be liable as such for the liabilities, debts or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Manager for liabilities, debts or obligations of the Company.

Section 3.9 Conflict of Interest Transactions. Anything in this Agreement to the contrary notwithstanding, no Member shall be prohibited from dealing, on commercially reasonable terms, with any person or entity deemed to be an Affiliate of any Member.

Section 3.10 Devotion of Time to Company. Affiliates of the Manager may engage in any other business or non-business activity, whether or not similar to the Business of the Company, and neither the Company nor any Member shall have any right to any earnings, profits or other interest or rights with respect to such other activities.

Section 3.11 Compensation to Manager. The Manager may receive reasonable compensation at its discretion. The Manager shall be reimbursed for all reasonable costs and expenses incurred by it on behalf of the Company in accordance with the Company’s customary reimbursement policies.

Section 3.12 Limitations on Authority of Manager. The Manager shall have no authority to:(a) do any act in contravention of this Agreement;

(b) do any act on behalf of the Company that would make it impossible to carry on the ordinary business of the Company;

(c) confess a judgment against the Company; or

(d) possess Company property, or assign the rights in specific Company property, other than for a Company purpose.

ARTICLE IV

CONTRIBUTIONS/CAPITAL ACCOUNTS/LOANS/TAX BASIS

Section 4.1 Units Held by Members. Immediately after the Reorganization, the Members hold the number of Common Units set forth on Exhibit C attached hereto.

Section 4.2 Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions without the consent of such Member.

Section 4.3 Capital Accounts; Voluntary Withdrawals.

(a) Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Member on its books initially reflecting an amount equal to such Member’s initial Capital Contribution. Each Member’s Capital Account shall be:

(a) increased by any additional Capital Contributions made by such Member pursuant to the terms of this Agreement, any subscription agreement entered into by the Company and such Member, and such Member’s share of Net Profits and any other items of income and gain allocated to such Member pursuant to Article VI;

(b) decreased by such Member’s share of Net Losses and any other deduction allocated to such Member pursuant to Article VI and any Distributions made to such Member of cash or the Fair Market Value of any other property (net of liabilities assumed by such Member and liabilities to which such property is subject); and

(c) adjusted as otherwise required by the Code and the Treasury Regulations issued thereunder, including but not limited to, the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).

Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above. Except as specifically permitted pursuant to this Agreement, no Member shall have the right to withdraw from the Company or make demand for withdrawal of any part of such Member’s Capital Account.

(b) No Member shall be required to pay to the Company or any other Member any deficit or negative balance that may exist from time to time in such Member’s Capital Account.

Section 4.4 Loans. If the Company borrows funds from, or loans funds to, any Member, a loan account shall be established and maintained for such lending Member or, as the case maybe, for the Company. Subject to applicable provisions of the Code, the borrower shall pay interest at a rate acceptable to the lender.

Section 4.5 Interest. No interest shall be paid by the Company with respect to any Capital Contributions or Capital Account balances, and no Member shall have any right (a) to demand, except as otherwise specifically provided herein, the return of such Member’s Capital Contribution or any other Distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to Article X, or (b) to cause a partition of the Company’s assets.

Section 4.6 Allocation of Liabilities. For purposes of determining the income tax basis of each Member’s interest in the Company, the liabilities of the Company, if any, shall be allocated among the Members pursuant to Section 752 of the Code and the Regulations promulgated thereunder.

ARTICLE V

ALLOCATIONS

Net Profits and Net Losses and other items of Company income, gain, credit, loss and deduction shall be allocated each Company Year among the Members as follows:

Section 5.1 Net Profits and Net Losses. For each Taxable Year of the Company, after adjusting each Member’s Capital Account for all Capital Contributions and Distributions during such Taxable Year and all special allocations pursuant to Section 5.3 with respect to such Taxable Year, all Net Profits and Net Losses shall be allocated to the Members’ Capital Accounts in a manner such that, as of the end of such Taxable Year, the Capital Account of each Member shall equal, as nearly as possible, (a) the amount that would be distributed to such Member, determined as if the Company were to dispose of all of its assets for the Book Values thereof and distribute the proceeds thereof pursuant to Section 9.4, minus (b) the sum of (i) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulation Sections 1.704-2(d) and (g)(3)) and Member Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(i)), and (ii) the amount, if any, such Member is obligated to contribute to the capital of the Company as of the last day of such Taxable Year, provided, however, that no deductions or losses may be allocated to a Member to the extent such an allocation would result in or increase an Adjusted Capital Account Deficit for such Member.

Section 5.2 In Kind-Distributions. At any time, and from time to time, at the direction of the Manager, the Company may distribute to the Members securities or other property held by the Company. In any Distribution pursuant to this Section 5.2, the securities or property so distributed shall be distributed among all of the Members in the same proportions as cash equal to the Fair Market Value of such property would be distributed among the Members pursuant to Section 6.1. The Manager may require as a condition of distribution of securities hereunder that the Members execute and deliver such documents as the Manager reasonably may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on transfer with respect to such laws.

Section 5.3 Regulatory Allocations and Special Allocations. Notwithstanding the provisions of Section 5.2:

(a) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members, pro rata in proportion to their respective Company Percentages.

(b) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of such net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations § 1.704-2(f)(6) and § 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(c) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).

(d) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated items of income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this Section 5.04(d) shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(d) is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of income and gain of the Company shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or Distributions as quickly as possible. This Section 5.04(e) is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts of the Members, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) of the Company, and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations section.

(g) Regulatory Allocation. The allocations set forth in Sections 5.3(a) through (e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Profits and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Profits and Net Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.4 Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of contribution. If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in the definition of Book Value, subsequent allocations of items of taxable income, gain, loss, deduction and expense to the Members with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c). Allocations of tax credits, tax credit recapture and any items related thereto shall be allocated among the Members according to their interests in such items as determined by the Manager taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii). Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intent of this Agreement; provided, that the “traditional method” shall be used unless the Manager reasonably determines that another method more appropriately reflects the economic arrangement of the parties. Allocations pursuant to this Section 5.4 are solely for federal, state and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, or other items or Distributions pursuant to any provision of this Agreement.

Section 5.5 Other Allocation Rules.

(a) For purposes of determining the Net Profits, Net Losses or any other items allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b) Except as otherwise provided in this Agreement, all items of the Company’s income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Profits and Net Losses, as the case may be, for the period in question.

(c) The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of the Company’s income and loss for income tax purposes.

(d) The “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3) shall be allocated to the Members in proportion to their respective Company Percentages.

Section 5.6 Tax Consequences. The Members acknowledge that they are aware of the income tax consequences of the allocations made by this ARTICLE V and shall be bound by the provisions of this ARTICLE V in reporting their portion of Company income and loss for Federal income tax purposes.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions. Distributions to the Members of Distributable Cash may be made when, as and if declared by the Manager pursuant to Section 3.1, and such distributions to the Members shall be made pro rata in proportion to their respective Company Percentages.

Section 6.2 Tax Distributions.

(a) Notwithstanding the provisions of Section 6.1 and subject to contractual limitations applicable to the Company, Distributions shall be made to each Member with respect to each Taxable Year in an amount equal to the Net Profits allocated to such Member for the Taxable Year (reduced by any prior year Losses allocated to such Member or such Member’s predecessor, and not offset by later Net Profits) multiplied by 45% (each such amount, the “Tax Distribution Amount”). For clarity, the amount of such Distributions are understood to be calculated without regard to any adjustments under Section 743 or Section 734 of the Code The Company shall calculate the Tax Distribution Amount on a quarterly basis based on a reasonable estimate of the Company’s income for the Taxable Year, and

Distributions pursuant to this Section 6.2 shall be made in four installments (“Quarterly Installments”) throughout the Taxable Year (to be made not later than April 1, June 1, September 1 and December 1 of each Taxable Year). In the event that the sum of the Member’s Quarterly Installments for the Taxable Year is less than such Member’s Tax Distribution Amount based on the actual income allocated to such Member for such Taxable Year, additional cash shall promptly be distributed to such Member in an amount which, when taken together with such Member’s Quarterly Installments, equals such Member’s Tax Distribution Amount based on the actual income allocated to such Member for the Taxable Year.

(b) Notwithstanding the provisions of Section 6.1 and subject to contractual limitations applicable to the Company, Distributions may be made to the Members, pro rata in proportion to each Member’s respective Company Percentage, in amounts necessary for the Corporation to satisfy its payment obligations pursuant to the Tax Receivables Agreement, if the amounts received by the Corporation under Section 6.2(a) above is insufficient to satisfy such payment obligations, as determined in the sole discretion of the Manager.

(c) For the avoidance of doubt, all distributions pursuant to this Section 6.2 shall be made to all Members on a pro rata basis in accordance with their Company Percentages, notwithstanding the differences in the actual tax liabilities of such Members. Distributions under this Section 6.2 shall reduce subsequent distributions made under Section 6.1.

Section 6.3 Amounts Withheld.

(a) Withholding for Taxes. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this ARTICLE VI for all purposes under this Agreement. The Manager is authorized to withhold from payments and distributions, or with respect to allocations, to the Members and to pay over to any Federal, state or local government any amounts required to be so withheld and paid over pursuant to the Code or any other applicable law or regulation, and such amounts shall be allocated to the Member with respect to which such amount was withheld. Each Member and former Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, the Manager and each other Person who is or who is deemed to be the responsible withholding agent or paying agent for United States federal, state or local or non-U.S. income tax purposes against all claims, liabilities and expenses relating to the Company’s, the Manager’s or such other Person’s obligation to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Company, the Manager or any of their Affiliates with respect to such Member or former Member based on such Member’s or former Member’s status or as a result of such Member’s or former Member’s ownership of Units, Transfer of Units (including by Exchange) or participation in the Company, as determined and apportioned in the good faith and reasonable discretion of the Manager.

(b) Withholding for an Adjustment Liability. In the event the Company becomes liable for an adjustment in respect of the distributive share of a Member (or a former Member) under Section 6225 of the Code as applicable under the Partnership Audit Provisions (such liability, as reasonably determined by the Partnership Representative, the “Adjustment Liability”), the Company is hereby authorized and directed by each Member to withhold from the distributions or other amounts payable to such Member in the amount of the Adjustment Liability and to remit such amount to the Internal Revenue Service or as may otherwise be required. The amount of the remitted Adjustment Liability shall be treated for all purposes of the Agreement as having been distributed or paid to the Member (or former Member) in question. If the Partnership Representative determines at any time that the Adjustment Liability with respect to a particular Member (or former Member) exceeds the amount of distributions or other amounts payable to such Member (or former Member) at such time (an “Adjustment Liability Shortfall”), the Member (or former Member) in question shall as soon as practicable after receiving written notice from the Partnership Representative of the amount of such Adjustment Liability Shortfall make a cash contribution to the Company equal to the amount of such Adjustment Liability Shortfall, which the Company shall use to effectuate the remittance. The amount of the Adjustment Liability Shortfall so contributed shall not be treated as a Capital Contribution for purposes of the Agreement and the associated remittance to the taxing authority shall not be treated as a distribution for purposes of the Agreement. The obligations of each Member (or former Member) under this Section 6.3(b) shall remain binding for as long as is necessary to resolve the income tax matters relating the Company and for Members and former Members to satisfy their payment obligations. Additionally, the obligations of each Member (or former Member) under this Section 6.3(b) shall survive the transfer or redemption by such Member of its Units and the termination of this Agreement or the dissolution of the Company and shall apply jointly and severally to such Member and former Member and direct or indirect transferees or successors to such Member or former Member’s interests.

ARTICLE VII

ISSUANCE OF ADDITIONAL UNITS

Section 7.1 Units. Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the “effective time” of the Reorganization, the Units will be comprised of a single class of Common Units. To the extent required pursuant to Section 7.2, the Manager may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of Caliburn or class or series of preferred stock of Caliburn; provided that as long as there are any Members of the Company (other than Caliburn), then no such new class or series of Units may deprive such Members of, or dilute or reduce, the pro rata share of all interests they would have received or to which they would have been entitled if such new class or series of Units had not been created except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Market Price in an aggregate amount, equal to the pro rata share allocated to such new class or series of Units and the number thereof issued by the Company.

Section 7.2 Authorization and Issuance of Additional Units.

(a) The Company shall undertake all actions, including, without limitation, a reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by Caliburn and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) unvested shares of Class A Stock issued pursuant to Incentive Plans, (ii) treasury stock or (iii) preferred stock or other debt or equity securities (including without limitation warrants, options or rights) issued by Caliburn that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by Caliburn to the equity capital of the Company). In the event Caliburn issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Manager shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by Caliburn will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. In the event Caliburn issues, transfers or delivers from treasury stock or repurchases or redeems Caliburn’s preferred stock in a transaction not contemplated in this Agreement, the Manager shall have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, Caliburn holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company that (in the good faith determination by the Manager) are in the aggregate substantially equivalent to the outstanding preferred stock of Caliburn so issued, transferred, delivered, repurchased or redeemed. The Company shall not undertake any subdivision (by any Common Unit split,

Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of Class A Common Stock to maintain at all times a one-to-one ratio between the number of Common Units owned by Caliburn and the number of outstanding shares of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by Caliburn and the number of outstanding shares of Class A Common Stock as contemplated by the first sentence of this Section 7.2. Simultaneously with any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units, Caliburn shall implement a comparable adjustment to the Class B Common Stock so as to maintain at all times a one-to-one ratio between the number of Common Units owned by Members other than Caliburn and the number of outstanding shares of Class B Common Stock.

(b) The Company shall be permitted to issue additional Units or other equity securities in the Company only to the Persons and on the terms and conditions provided for in, this Section 7.2. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Manager shall determine, and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 7.2 without the requirement of any consent or acknowledgement of any other Member.

ARTICLE VIII

TRANSFER OF COMMON UNITS

Section 8.1 Restrictions on Members. Except as expressly permitted in this Agreement, or as consented to by the Manager, no Member shall directly or indirectly (including through the sale of the Member by its parent entity or equityholders), sell, transfer, assign, give, bequeath, devise, donate, exchange, pledge, hypothecate, enter into a derivative contract or similar arrangement with respect to, encumber, distribute or otherwise dispose of, either voluntarily or by operation of law (a “Transfer”), all or any part of the Common Units or any rights or interests therein, whether now owned or hereafter acquired; provided, however, that:

(a) A Member may Transfer all or any portion of his or her Units, together with an equal number of shares of Class B Common Stock, in exchange for an equal number of shares of Class A Common Stock or cash to Caliburn pursuant to the terms of one or more Exchange Agreements,

(b) An individual Member may Transfer all or any portion of his or her Units without consideration to its Family Group if such Member is treated as the owner of such Units within the meaning of Section 676 of the Code provided that such Transfer complies with the requirements of Section 8.2, and

(c) An Institutional Member may Transfer all or any portion of its Units to a partner, shareholder, member or affiliated investment fund of such Member, provided such Transfer complies with requirements Section 8.2.

The Transfers described in Section 8.1(b) through Section 8.1(c), are “Permitted Transfers,” and the transferees in such Permitted Transfers are “Permitted Transferees.” Any transfer in violation of the terms of this Agreement shall be null and void ab initio and without any force or effect. No Member shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio. A Permitted Transferee pursuant to this Section 8.1 may Transfer its, his or her Units pursuant to this Section 8.1 only to the Member who transferred such Units to such Permitted Transferee (the

“Transferor Member”) or to a person that would be a Permitted Transferee of such Transferor Member at the time of such subsequent Transfer. Any Unit Transferred by a Member shall remain subject to the same restrictions that were applicable to such Unit while held by such Member. The Company shall not, except for Transfers or issuances made in accordance with the terms and conditions of this Agreement, cause or permit the issuance or Transfer of any Unit to be made on its books.

Each Member that is not an individual agrees and acknowledges that (i) any direct or indirect transfer, issuance, redemption or other similar transaction in which the beneficial ownership of the equity interests in such Member changes shall be deemed a “Transfer” hereunder and shall be subject mutatis mutandis to the restrictions set forth in this ARTICLE VIII, (ii) such Member shall cause such Transfer to be made only in compliance with this Agreement as if the interest so transferred were a Unit and (iii) in the event that any direct or indirect beneficial owner of such Member effects any such Transfer of the equity interests of such Member, other than in compliance with the terms of this Agreement (as if the interest so transferred were a Unit), such Member shall be in breach of this Agreement (regardless of whether such Member had the right to prohibit or impede such Transfer or had knowledge of such Transfer). Notwithstanding the foregoing, but without by implication in any way impacting any Permitted Transfers, (x) in no event shall the transfer, issuance or redemption of limited partnership interests in an Institutional Member (or any beneficial owner of an Institutional Member) that is a fund be deemed a “Transfer” hereunder, (y) nothing in this ARTICLE VIII shall restrict any Transfer of equity interests in an Institutional Member or the ultimate parent of an Institutional Member (or in any corporation, trust, limited liability company, general or limited partnership or other entity controlling or under common control with a fund that beneficially owns equity interests of an Institutional Member) and (z) in no event shall a sale of Michael Baker Holdings, LLC or Michael Baker International, LLC (whether by sale of assets, sale of equity interests, merger, combination, reorganization or any other transaction that results in a change of control of either of them) be deemed a “Transfer” hereunder.

Section 8.2 Conditions Precedent to Transfer.

(a) Any implication in this ARTICLE VIII to the contrary notwithstanding, no Transfer shall be effective unless there shall be furnished to the Manager evidence in form and substance reasonably satisfactory to the Manager (which shall, if requested by the Manager, include an opinion of counsel reasonably satisfactory to the Manager and obtained at the sole expense of the intended transferor) that:

(i) the proposed Transfer is exempt from the registration requirements of the Securities Act of 1933, as from time to time amended, and will not result in a violation of any applicable state blue sky or other securities laws;

(ii) the proposed transferee (A) accepts in writing all the terms and provisions of this Agreement and the purchase agreement applicable to the transferor with respect to the Units being transferred; and (B) has paid all reasonable expenses in connection with its admission as a Member;

(iii) all debts and obligations (if any) of the transferor Member to the Company with respect to the transferred Units (including without limitation any due, but unpaid, Capital Contributions) have been paid;

(iv) the proposed Transfer does not result in a violation of applicable laws;

(v) the proposed Transfer would not cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c));

(vi) the proposed Transfer would not, in the opinion of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

(vii) the proposed Transfer is in compliance with, and does not cause the Company to lose its status as a partnership for purposes of, laws governing federal and state income taxes;

(viii) the proposed Transfer is not made to any person who lacks the legal right, power or capacity to own Units;

(ix) the proposed Transfer does not cause the Company to become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code Section 7704(b);

(x) the proposed Transfer does not cause the Company to become a reporting company under the Exchange Act; and

(xi) the proposed Transfer does not subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 8.3 Transfer Guidelines. The Manager shall use reasonable best efforts to be eligible for the 100-partner private placement safe harbor (within the meaning of Regulations Section 1.7704-1(h), and shall have the discretion to establish reasonable transfer guidelines in order to comply with any of the safe harbor provisions of Regulations Section 1.7704-1, as it reasonably determines to be necessary based on the advice of counsel.

Section 8.4 Rights of Assignees. Subject to Section 8.5, an Assignee of a Unit has no right to participate in the management of the business and affairs of the Company or to become a Member. The Assignee is only entitled to receive allocations of Net Profits and Net Losses, and distributions of Distributable Cash and capital attributable to the Unit.

Section 8.5 Admission of Substitute Members. An Assignee of a Unit shall be admitted as a Substitute Member, and admitted to all the rights of the Member who initially assigned the Unit, only upon compliance with the requirements of Section 8.1 and Section 8.2. If so admitted, the Substitute Member shall have all of the rights and powers, and shall be subject to all the restrictions and liabilities, of the Member assigning the Unit. Except as otherwise agreed by the Company, the admission of a Substitute Member shall not release the Member assigning the Unit from any liability to the Company that may have existed prior to such approval.

Section 8.6 Creditors of Members. In no instance shall a creditor of a Member be entitled to rights greater than those of an Assignee set forth in Section 8.5 above.

Section 8.7 Paramount Provision. The parties to this Agreement expressly acknowledge and agree that the restrictions on transfer contained herein (i) are reasonable and necessary for the efficient operation of the Company, and (ii) are not, and shall not be construed as being, an unlawful restraint on alienation of a Common Unit.

Section 8.8 Effect of Incapacity. Except as otherwise provided herein, the Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated Member shall be deemed to be the assignee of such Member’s Interest and may, subject to the terms and conditions set forth in Section 8.1, become a Substitute Member.

Section 8.9 No Appraisal Rights. No Member shall be entitled to any appraisal rights with respect to such Member’s Interests, whether individually or as part of any class or group of Members, in the event of a liquidation, dissolution, merger, consolidation, conversion, sale of the Company or other transaction involving the Company, any Subsidiary, or any of its or their securities, unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Section 8.10 Covenant Not to Withdraw. Each Member hereby covenants and agrees that he, she or it has entered into this Agreement based on its expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except pursuant to a Transfer of all of such Member’s Interests in accordance with the terms of this Agreement, such Member hereby covenants and agrees not to withdraw or attempt to withdraw from the Company.

ARTICLE IX

DISSOLUTION

Section 9.1 Events of Dissolution. The Company shall be dissolved upon the first to occur of the following events:

(a) unanimous decision of the Manager and Members; or

(b) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

The Members hereby agree that the Company shall not dissolve prior to the occurrence of an event of dissolution described in this Section 9.1 and that no Member shall seek a dissolution of the Company under Section 18-801(3) of the Act.

Section 9.2 Statement of Assets. Upon a termination of the Company, each of the Members shall be furnished with a statement, certified by the Company, setting forth the assets and liabilities of the Company as of the date of complete dissolution.

Section 9.3 Execution of Documents. The Manager shall have full authority to make, execute, deliver and record any and all documents required or deemed necessary or desirable by it to effect and reflect the termination and dissolution of the Company.

Section 9.4 Winding-up and Distribution of Assets. Upon the occurrence of an event of dissolution described in Section 9.1 hereof, the Company shall cease to carry on its business and the Manager shall wind up the Company’s affairs and dissolve the Company in accordance with the provisions of Section 18-804 of the Act and as hereinafter set forth:

(a) Prior to any distribution to the Members, the Manager shall set aside from the assets of the Company sufficient assets to be applied to the payment of creditors other than Members and their Affiliates, in the order of priority provided by law (whether by making immediate payment or the making or reasonable provision for payment thereof).

(b) After the payment required by Section 9.4(a) hereof and after giving effect to all contributions, distributions and allocations for all periods, any remaining assets of the Company shall be distributed in accordance with Section 6.1.

(c) No Member shall receive additional compensation for any services performed pursuant to this ARTICLE X.

Section 9.5 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts. If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Company Years, including the Company Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other third-party for any purpose whatsoever. In the discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this ARTICLE IX may be:

(a) distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 9.4 hereof; or

(b) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

Section 9.6 Rights of Members. Except as otherwise provided in this Agreement, each Member shall look solely to the property of the Company for the return of its Capital Contribution or any loan he has made and shall have no right or power to demand or receive property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return any such loan or a Member’s Capital Contribution, the Members shall have no recourse against the Company or any Member.

Section 9.7 Allocations During Period of Liquidation. During the period commencing on the first day of the Company Year during which an event of dissolution occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 9.4 hereof, the Members shall continue to share Net Profits, Net Losses, gain, loss, and other items of Company income, gain, loss or deduction in the manner provided in ARTICLE V hereof.

Section 9.8 Character of Liquidating Distribution. All payments made in liquidation of the Units of a Member shall be made in exchange for the Units of such Member in Company property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

Section 9.9 Form of Liquidating Distributions. For purposes of making distributions required by Section 9.4 hereof, the Manager may determine whether to distribute all or any portion of the Company’s property in-kind or to sell all or any portion of the Company’s property and distribute the proceeds therefrom.

Section 9.10 Cancellation of Certificate. On completion of the distribution of the Company’s assets as provided herein, the Company shall be terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 1.2 and take such other actions as may be necessary to terminate the Company.

ARTICLE X

WAIVER OF PARTITION

The Members agree that irreparable damage and harm shall be done to the goodwill and reputation of the Company and to each of the Members if any Member shall bring an action in court to partition any property of the Company. Accordingly, each Member hereby waives and renounces such Member’s right to seek or maintain a petition for the partition of any property which the Company may, at any time, own or to compel any sale thereof under the laws of any jurisdiction which has jurisdiction with respect to such petition.

ARTICLE XI

EXCULPATION AND INDEMNIFICATION

Section 11.1 Indemnification.

(a) The Company hereby agrees to indemnify and hold harmless each Member and the Manager (each, an “Indemnified Person”), to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Indemnified Person (or one or more of such Indemnified Person’s Affiliates) by reason of the fact that such Indemnified Person is or was a Member or Manager or is or was serving at the request of the Company as a representative, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company (including without limitation the Company), trust or other enterprise; provided, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ fraud, gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in any other agreement with the Company or for losses incurred by the Company. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending such a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company

(b) The right to indemnification and the advancement of expenses conferred in this Section 11.1 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, vote or otherwise.

(c) The Company may (but is not obligated to) maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 11.1(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 11.1.

(d) Notwithstanding anything contained herein to the contrary (including in this Section 11.1), any indemnity by the Company relating to the matters covered in this Section 11.1 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(e) If this Section 11.1 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 11.1 to the fullest extent permitted by any applicable portion of this Section 11.1 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(f) The Company shall be the indemnitor of first resort with respect to any Indemnified Person.

Section 11.2 Exculpation. No Indemnified Person shall be liable for money damages to the Company or to any Member for any breach of fiduciary duty by such Indemnified Person, other than for (a) breach of such Indemnified Person’s duty of loyalty to the Company and, to the extent applicable, the other Members hereof, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for any distribution paid other than in accordance with the provisions of this Agreement, or (d) for any transaction from which the Indemnified Person derived an improper personal benefit.

Section 11.3 Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article XII as an “Indemnified Person” with respect thereto, regardless of whether or not such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.

Section 11.4 Procedure Agreements. The Company may enter into an agreement with any of its Members or Manager, setting forth procedures consistent with applicable law and this Agreement for implementing the indemnities provided in this Article XI.

Section 11.5 Amendment. The provisions of this Article XI may be amended or repealed in accordance with Section 13.3; provided, however, that no amendment or repeal of such provisions that adversely affects the rights of any Indemnified Person under this Article XI with respect to such Indemnified Person’s acts or omissions at any time prior to such amendment or repeal shall apply to any Indemnified Person without such Indemnified Person’s prior written consent.

Section 11.6 Survival. The provisions of this Article XI shall survive any termination of this Agreement.

Section 11.7 No Inconsistent Amendments to Certificate. The provisions of this Article XI shall survive any termination of this Agreement.

ARTICLE XII

TAX ELECTIONS AND RESTRICTIONS

Section 12.1 Section 754 Election. The Company shall have in effect an election under Section 754 of the Code (and corresponding elections under state and local law) for the taxable year of the Company that includes the date hereof and subsequent taxable years in which the Company is treated as a partnership for U.S. federal income tax purposes.

Section 12.2 General Elections and Limitations. The Manager shall be authorized, in its sole discretion, to make all elections required or permitted with respect to Federal or state taxes on Company tax returns; provided, however, no election shall be made by either the Company or the Members to be excluded from the application of the provisions of Subchapter K of Subtitle A of the Code or from any similar provisions of any state tax law.

Section 12.3 Partnership Representative.

(a) Pursuant to the Partnership Audit Provisions, the Manager shall be designated and may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the “partnership representative” of the Company (within the meaning given to such term in Section 6223 of the Code) (the “Partnership Representative”) for purposes of the Code. The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. The Partnership Representative is hereby authorized, and shall have the discretion based upon the advice of counsel, to make all elections under Section 6226 of the Code and the Regulations thereunder. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings, including the making of, and compliance with, any elections with respect thereto. The Partnership Representative shall keep Members reasonably informed regarding any material income tax proceedings, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any such tax proceedings to the extent permitted by applicable law. Nothing herein shall diminish, limit or restrict the rights of any Member under the Partnership Audit Provisions.

(b) In the event the Company incurs any liability for taxes, interest or penalties:

(i) The Partnership Representative may, or if such amounts are material, shall, cause the Members (including any former Member) to whom such liability relates, as determined by the Partnership Representative, in its sole good faith discretion and after consulting with the Company’s and the affected Member’s tax advisors, to pay, and each such Member hereby agrees to pay, such amount to the Company, and such amount shall not be treated as a Capital Contribution; and

(ii) Any amount not paid by a Member (or former Member) within ten (10) days following the receipt of the request to pay delivered by the Partnership Representative shall be treated for purposes of this Agreement as withholding payment governed by Section 6.3(b) hereof.

(iii) The obligations of each Member (or former Member) under this Section 12.3 and Section 6.3(b) shall survive the transfer or redemption by such Member of its Units and the termination of this Agreement or the dissolution of the Company.

Section 12.4 Tax Treatment of the Company. The Company shall be treated as a partnership for U.S. federal, state, local and non-U.S. tax purposes, to the extent applicable. The Manager and the Members shall take no action (or fail to take any action) that could cause the Company to be treated as other than in accordance with the first sentence of this Section 12.4.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Confidentiality.

(a) Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company), including, without limitation, use for personal, commercial or proprietary advantage or profit, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) Nothing contained in Section 13.1(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court, regulatory body or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Member(s); or (vi) to such Member’s Affiliates, representatives or agents who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 13.1 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall (A) other than in the case of routine regulatory examinations, notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and (B) use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available. Notwithstanding anything herein to the contrary, any Member that is an institutional investor and any of their respective Affiliates may make customary disclosures to their limited partners and prospective limited partners in the ordinary course of business, subject to customary confidentiality obligations.

(c) The restrictions of Section 13.1(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates, representatives or agents on a non-confidential basis from a source other than the Company, the other Members or any of their respective Affiliates, representatives or agents, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this Section 13.1 shall survive for so long as such Member remains a Member, and for three years following the earlier of (i) termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member’s Transfer of its Units.

(e) Notwithstanding anything to the contrary in this Section 13.1, Caliburn may disclose any Confidential Information pursuant to any disclosure obligation under any applicable Law or stock exchange rule with no obligation to provide written notice to the Company or any other Member to whom such Confidential Information relates.

Section 13.2 Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Members specifically named herein and, as provided in this Agreement, their respective heirs, administrators, executors, transferees, successors and permitted assigns.

Section 13.3 Amendment. This Agreement shall be amended only upon the favorable vote of (a) Members representing a majority of the outstanding Units, and (b) approval of the Manager.

Section 13.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by nationally recognized overnight carrier or by hand or by messenger or by electronic mail with receipt confirmed, and shall be addressed to the intended recipient party at such party’s address appearing in Exhibit B (or at the address of the Company’s principal office, in the case of notices to the Company), or at such other address as such intended recipient party shall have furnished to the sending party. Each such notice or other communication shall, for all purposes of this Agreement, be treated as effective or having been given when delivered or when delivery is refused.

Section 13.5 Books, Records, Accounting, Tax, Reports and Access.

(a) At all times during the existence of the Company, the Company shall keep, or cause to be kept, true books of account in which shall be entered fully and accurately each transaction of the Company. Such books of account, together with an executed copy of this Agreement (and all amendments thereto), shall, at all times, be maintained at the principal office of the Company and be open to the reasonable inspection and examination by the Members or their duly authorized representatives during normal business hours.

(b) As soon as reasonably practicable after the end of each Company Year, but in no event later than 120 days after the end thereof, there shall be delivered to each Member an annual financial statement showing the financial condition of the Company at the end of such Company Year and the results of its operations for the Company Year then ended.

(c) The Company shall cause income tax returns for the Company to be prepared, at Company expense, and timely filed with the appropriate authorities. Within 60 days after the end of each Company Year and within 15 days of the due date for estimated tax payments, each Member shall be furnished with a statement indicating the amounts of any Net Profits and Net Losses allocated to such Member, and the amount of any distributions made to such Member pursuant to this Agreement. The Company shall pay all required taxes attributable to the Company, if any, including without limitation any sales taxes. The Company shall provide each Member with the necessary apportionment data for all state tax returns.

(d) The Company shall furnish each Member with it Schedule K-1 within 60 days of the end of each Company Year. Each Member shall provide the Company with information relevant to tax status or reporting of the Company as reasonably requested by the Company from time to time.

(e) Notwithstanding anything to the contrary in this Section 13.5, any other provision of this Agreement or the Act, any Member that is, or is an Affiliate of, a financial institution that is a lender or a participant in any of the Company’s loan programs shall not be entitled to inspect or otherwise have access to any performance or other data that identifies loans owned by any other financial institution.

Section 13.6 Bank Accounts. All funds of the Company shall be deposited in the Company’s name in one or more amounts at such Federally-insured bank, savings and loan or building and loan, or other commercial institutions, as the Manager shall, from time to time, determine. Withdrawals from any such accounts shall be made upon such signature(s) as the Manager shall, from time to time, designate.

Section 13.7 Governing Law. THIS AGREEMENT IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control.

Section 13.8 WAIVER OF JURY TRIAL. ALL PARTIES HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT ANY RIGHT TO A TRIAL BY JURY.

Section 13.9 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Agreement (whether based on contract, tort or any other theory) must be brought against any of the parties in the

State of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 13.10 Counsel. The parties acknowledge that the Company was represented by legal counsel at all times during the preparation of this Agreement. The Company’s legal counsel has advised each Member that a conflict may exist between the interests of such Member and those of the Company or the other Members. The Company’s legal counsel has further advised each Member to seek the advice of independent counsel before entering into this Agreement. Each Member has had all information necessary to make an informed decision with regard to this Agreement and the opportunity to consult with independent counsel before entering into this Agreement and, with the Company, waives all claims against the Company’s legal counsel regarding any possible conflict of interest with regard to this Agreement or its preparation. The parties also acknowledge that the Company’s legal counsel may currently represent, or may have represented, one or more of the Members or its Affiliates in other matters; and the parties hereby waive any actual or potential conflict of interest arising out of that representation, and consent to the representation of the Company in this matter and to the continued representation of the parties in other matters.

Section 13.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 13.12 Interpretation. The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

Section 13.13 Entire Agreement. This Agreement, together with all exhibits and schedules hereto and all other agreements referenced herein and therein, including, for the avoidance of doubt, the Exchange Agreement and the Tax Receivable Agreement, contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior contracts, agreements, discussions and understandings between them. No course of prior dealings between the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection.

Section 13.14 Headings . All headings in this Agreement are for convenience only, are not a part of this Agreement and shall not be used as an aid in the construction of any provision hereof. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.

Section 13.15 Number and Gender. As used herein, the singular and plural each includes the other, the masculine, feminine and neuter each include the others, and this Agreement shall be read accordingly when required by the facts.

Section 13.16 Waiver. A waiver or consent, express or implied, of or to any breach or default by any Person in the performance by that Person of such Person’s obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder or with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by such Person of such Person’s rights with respect to that default until the applicable statute-of-limitations period has run.

Section 13.17 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of the counterparts together shall constitute one and the same instrument.

Section 13.18 Remedies; Prevailing Party. Any Person having any rights under any provision of this Agreement will be entitled to enforce its rights under this Agreement to recover damages and costs (including attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. In the event of any litigation arising from any claim, controversy, dispute or cause of action based upon, arising out of or relating to this agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including court costs, attorneys’ fees, and all other related expenses incurred in such claim, controversy, dispute or cause of action.

Section 13.19 Waiver of Certain Rights. Each Member irrevocably waives any right to demand any distributions or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to Section 18-802 of the Act) of the Company or for partition of the property of the Company.

Section 13.20 Notice to Members on Provisions. By executing this Agreement, each Member acknowledges that he, she or it has actual notice of (a) all of the provisions hereof and (b) all of the provisions of the Certificate.

Section 13.21 Non-Occurrence of IPO. Notwithstanding any other provision of this Agreement (including Section 13.3), in the event that the IPO is not consummated prior to the date that is 10 Business Days after the date of this Agreement, then this Agreement shall automatically, with no action required by any Member, on such date be amended and restated in its entirety back to the Second Amended and Restated Agreement and upon such automatic amendment and restatement of this Agreement, this Agreement shall be of no force and effect. Notwithstanding any other provision of this Agreement (including Section 13.3), this Section 13.21 may not be amended prior to the consummation of the IPO, except by written consent of the Manager.

Section 13.22 Corporate Opportunities.

(a) The Members may, during the term of the Company, engage in and possess an interest for their respective accounts in other business ventures of every nature and description, independently or with others, and neither the Company, any Subsidiary of the Company nor any Member shall have any right in or to said independent ventures or any income or profits derived from said independent ventures and, unless such Person expressly agrees otherwise in this Agreement or another written agreement, no Member or its Affiliates or any director, officer, manager or employee of such Member or its Affiliates who may serve as an officer, manager, director and/or employee of the Company or its Subsidiaries shall be liable to Company or any of its Subsidiaries by virtue of being a Member or an Affiliate of a Member by reason of activity undertaken by such Person or by any other Person in which Person may have an investment or other financial interest which is in competition with the Company or its Subsidiaries. No Member (in his or her capacity as such) shall be required to devote business time and attention to the affairs of the Company, unless such Person expressly agrees otherwise in this Agreement or another written agreement. Nothing in this Section 13.21(a) is meant to limit the fiduciary duties of the Manager or officers of the Company described in Article III, or the confidentiality undertakings of the Members described in Section 13.1, and in no event shall any Member or any of its representatives use any Confidential Information for any purpose other than for the benefit of the Company or a purpose reasonably related to monitoring or protecting such Member’s investment in the Company.

(b) The Members (solely in their capacity as Members) and their respective Affiliates (including one or more associated investments funds or portfolio companies) shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its Subsidiaries); (B) to directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; and (C) not to present potential transactions, matters or business opportunities to the Company or its Subsidiaries, and to pursue, directly or indirectly, any such opportunity for themselves (and their agents, partners or Affiliates), and to direct any such opportunity to another Person. Nothing in this Section 13.21(b) is meant to limit (i) the fiduciary duties of the Manager or officers of the Company described in Article III,, (ii) the confidentiality undertakings of the Members described in Section 13.21, and in no event shall any Member or any of its representatives use any Confidential Information for any purpose other than for the benefit of the Company or a purpose reasonably related to monitoring or protecting such Member’s investment in the Company or (iii) the provisions of any other agreement or undertaking by any Member or any of its Affiliates or representatives.

(c) None of the Members (solely in their capacity as Members) and their respective Affiliates shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Subsidiaries or any of their respective Affiliates or equityholders or to refrain from any actions specified in Section 13.21(b) hereof, and the Company, on its own behalf and on behalf of its Affiliates and equityholders, hereby irrevocably waives any right to require any of such Members (solely in their capacity as Members) or any of their respective Affiliates to act in a manner inconsistent with the provisions of this paragraph. None of the Members (solely in their capacity as Members) nor any of their respective Affiliates shall be liable to the Company or any of its Affiliates or equityholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in Section 13.21(a), (b) or (c), or of any such Person’s participation therein. Nothing in this Section 13.21(c) is meant to limit the fiduciary duties of the Manager or officers of the Company described in Article III, or the provisions of any other agreement or undertaking by any Member or any of its Affiliates or representatives.

(Signatures appear on the following pages)

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY
Caliburn Holdings, LLC

By:
Chief Executive Officer

(Member Name)

By:
Name:
Title:

(Signature Page to Third Amended and Restated Limited Liability Company Agreement)

EXHIBIT A

DEFINITIONS

The terms listed below have the meanings given to them in the referenced sections:

Term	Section
A&R LLC Agreement	Background
Agreement	Preamble
Adjustment Liability	6.3(b)
Adjustment Liability Shortfall	6.3(b)
Business	1.4
Caliburn	Background
Cause	3.4
Company	Preamble
Confidential Information	13.1(a)
Contractual Appraisal Rights	1.2
Exempted Person	3.1
Indemnified Person	11.11(a)
Initial LLC Agreement	Background
Partnership Representative	12.3(a)
Permitted Transfers	8.1
Permitted Transferees	8.1
Quarterly Installments	6.2(a)
Regulatory Allocations	5.3(g)
Related Person	3.1(b)
Second A&R LLC Agreement	Background
Specified Covered Persons	11.4
Tax Distribution Amount	6.2(a)
Transfer	8.1
Transferor Member	8.1

As used in this Agreement, each of the following terms shall have the specific definition indicated:

“Act” means the Delaware Limited Liability Company Act, Title 6, §§ 18-101, et seq., and any successor statute, as amended from time to time.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in a Member’s Capital Account at the end of the relevant taxable period after giving effect to the following adjustments:

(i)

The crediting to such Capital Account of any amount which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)	debiting thereto the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)-(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any individual, corporation, partnership, limited liability company, trust or other entity (collectively referred to as a “person”), any of the following:

(i)	any person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

(ii)	any person owning or controlling ten percent (10%) or more of the outstanding voting securities or beneficial interest of another person;

(iii)	any person who is an officer, director, general partner or trustee of such person, or anyone acting in a substantially similar capacity to such person; and

(iv)	any person who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the voting securities or beneficial interest of any of the foregoing.

For avoidance of doubt, with respect to an Institutional Member, an Affiliate shall also include any Affiliated Fund.

“Affiliated Fund” means each corporation, trust, limited liability company, general or limited partnership or other entity controlling or under common control with the relevant Institutional Member.

“Assignee” means a transferee of a Unit who shall not have been admitted as a Substitute Member.

“Book Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Book Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset;

(ii) The Book Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for services or for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Book Value of any Company asset distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution; and

(iv) The Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this clause (iv) to the extent the Manager determines that an adjustment pursuant to clause (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Book Value of an asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member.

“Capital Contribution” means, with respect to any Member, the amount of money and the Fair Market Value of assets (when contributed) as reasonably determined by the Manager, in each case, contributed to the Company with respect to such Member’s Units, including initial and additional contributions.

“Certificate” means the Certificate of Formation of the Company as filed, and as the same may be amended from time to time, with the Secretary of State of the State of Delaware.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 of Caliburn.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 of Caliburn.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the Units designated as Common Units under this Agreement.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-(2)(d).

“Company Percentage” of a Member on a pertinent date means the ratio (expressed as a percentage) of the number of Common Units held by such Member to the aggregate Common Units held by all Members.

“Company Year” means the accounting period of the Company.

“Contributed Property” means property contributed by a Member to the Company, the income tax basis of which to the Company is determined, in whole or in part, by reference to the income tax basis of such property (or of any property exchanged for such property) in the hands of such Member.

“Depreciation” means, for each Company Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Company Year for Federal income tax purposes, except that if the Book Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Company Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Company Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for Federal income tax purposes of an asset at the beginning of such Company Year is zero ($0), Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Members.

“Distributable Cash” means the excess, if any, of

(i)	the Company’s aggregate cash receipts (other than Capital Contributions) over

(ii)

the aggregate of the Company’s expenditures from such cash receipts (including, but not limited to, debt service and debt reduction with respect to any loans made by Members to the Company) and such amounts as the Manager determines are reasonable to retain from such cash receipts for Company purposes;

provided, however, that retained amounts shall become Distributable Cash when the Manager determines that their retention is no longer necessary; provided, further, however, that Distributable Cash shall not be reduced by depreciation, amortization, cost recovery deductions and other similar non-cash expenses.

“Effective Date” means             , 2018.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement(s) among the Company, Caliburn and the holders of Units from time to time party thereto, as such agreement(s) may be amended, restated, supplemented and/or otherwise modified from time to time.

“Existing Members” means the Members of the Company prior to the Effective Date as set forth in Exhibit B hereto.

“Fair Market Value” of any asset at any time means the fair market value of the asset in question, as determined in the good faith judgment of the Manager.

“Family Group” means, with respect to a Person who is an individual, (i) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (ii) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Incapacity” or “Incapacitated” means (a) with respect to a natural person, the bankruptcy, death, incompetency or insanity of such individual and (b) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts arising in the ordinary course of business, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (d) all leases which are required to be capitalized in accordance with GAAP, (e) all indebtedness referred to in clauses (a) through (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (f) all agreements, undertakings or arrangements by which any Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness or other similar obligation or liability of any other Person, or guarantees the payment of dividends or other distributions upon the equity securities or interests of any other Person (in each case other than product or service warranties entered into in the ordinary course of business).

“Institutional Member” means a bank, bank holding company, or investment fund, or a subsidiaries thereof.

“Interest” means a limited liability company interest in the Company and includes any and all benefits to which the holder of such a limited liability company interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Interest of each Member at any particular time shall be expressed as a percentage equal to the number of Units owned by such Member at such time divided by the total number of Units owned by all Members at such time.

“Interest Equivalents” means (without duplication with any Interests or other Interest Equivalents) rights, warrants, options, convertible securities, exchangeable securities, Indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Interests or securities exercisable for or convertible or exchangeable into Interests, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“IPO” means the initial underwritten public offering of Caliburn pursuant to the registration statement on Form S-1 (SEC File No.             ) originally filed on             , 2018.

“Manager” means the person or persons designated or elected as such pursuant to ARTICLE III of the Agreement, and initially shall mean Caliburn in such capacity.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the              Exchange or, if the Class A Common Stock is not listed or admitted to trading on the              Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by Board of Directors of Caliburn or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Board of Directors of Caliburn.

“Member(s)” means, individually, each Person listed on Exhibit B attached hereto and, collectively, all of the Members, and includes any party or parties substituted for any of them pursuant to ARTICLE VIII hereof.

“Member Minimum Gain” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations 1.704-2(i)(1) and 1.704-(2)(i)(2).

“Net Profits and Net Losses” means, for a Company Year, an amount equal to the Company’s taxable income or loss for such period determined in accordance with Code Section 703(a), adjusted as follows:

(i)	There shall be included all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1);

(ii)	any income of the Company exempt from Federal income tax shall be added;

(iii)	any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), shall be subtracted;

(iv)

in the event the Book Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(v)

gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(vi)

in lieu of the depreciation, amortization and other cost recovery deductions calculated pursuant to Code Section 703(a), there shall, be taken into account Depreciation for such Company Year, computed in accordance with the definition of Depreciation;

(vii)

to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits and Net Losses; and

any item of Company income, gain, loss or deduction which shall be specially allocated pursuant to Section 5.3 hereto shall not be included in Net Profits and Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Partnership Audit Provisions” means the Bipartisan Budget Act of 2015 and Sections 6221-6231 of the Code (and the Regulations promulgated thereunder), as amended thereunder.

“Person” or “person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Regulated Holder” means a bank or bank holding companies, together with its subsidiaries.

“Regulations” means the Federal income tax regulations promulgated under the Code; including temporary Regulations, as amended.

“Regulatory Allocations” has the meaning ascribed to it in Section 2 of Exhibit C hereto.

“Reorganization” means the transactions described in the Reorganization Agreement.

“Reorganization Agreement” means the Reorganization Agreement among the Company, Caliburn, and the other parties thereto dated as of             , 2018.

“Subsidiary” means any corporation, partnership, joint venture or other entity of which the Company owns, directly or indirectly, more than 20% of the outstanding voting securities or equity interests.

“Substitute Member” means an Assignee who shall have been admitted to all of the rights of membership pursuant to this Agreement (other than as set forth in Section 8.5). As a Substitute Member, an Assignee shall succeed to the Capital Account of the transferor Member and all the terms and conditions of this Agreement (other than as set forth in Section 8.5) shall inure to the benefit of, and be binding upon, such Substitute Member, his estate, his personal representatives, his heirs and legatees, and his successors in interest.

“Tax Receivable Agreement” means the Tax Receivable Agreement among the Company, he Corporation and the other Persons named therein providing generally Caliburn will agree to pay those other Persons 85% of certain cash tax savings, if any, in United States federal, state and local taxes that Caliburn realizes or is deemed to realize in connection with the Reorganization transactions and the offering-related transactions.

“Unit” means a portion of the interest of a Member in the Company, including any and all benefits to which such Member may be entitled to under the Act and in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

EXHIBIT B

MEMBERSHIP UNITS

AND COMPANY PERCENTAGES

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EXHIBIT C

EXISTING MEMBER

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